Exhibit 10.29

Yorkville Advisors Global, LP

1012 Springfield Avenue
Mountainside, NJ 07090

October 14, 2020

VIA EMAIL

Robert Clark

Kona Gold Solutions, Inc.
746 North Drive STE A
Melbourne, FL 32934

Dear Mr. Clark:

On May 14, 2020, YA1I PN, Ltd. (the “Investor”), and Kona Gold Solutions, Inc. (“Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and related transaction documents (collectively referred to with the Securities Purchase Agreement as the “Transaction Documents”) pursuant to which the Investor invested in two secured convertible debentures (individually referred to as the “First Convertible Debenture” and the “Second Convertible Debenture”), each in the amount of $250,000, and is obligated to invest in a third secured convertible debenture in the amount of $500,000 (the “Third Convertible Debenture”), upon various conditions precedent as articulated in Section 8(c) of the Securities Purchase Agreement, within one day of the underlying registration statement filed in connection Transaction Documents (the “Registration Statement”) being declared effective by the United States Securities and Exchange Commission (the “SEC”) (the First Convertible Debenture, the Second Convertible Debenture and the Third Convertible Debenture shall collectively be referred to as the “Convertible Debentures”).

As articulated in Section 8(c) of the Securities Purchase Agreement, certain conditions precedent to the Investor’s obligation to invest in the Third Convertible Debenture in addition to the Registration Statement being declared effective by the SEC and among other conditions articulated in Section 8(c) of the Securities Purchase Agreement are that:

●	The (Company’s) Common Stock shall be authorized for quotation or trading on the Primary Market (as defined in the Securities Purchase Agreement);

●	The Company shall have provided to the Investor an executed Officer’s Certificate in a form satisfactory to the Investor; and

●	The shares of the Company’s Common Stock shall be trading at a price per share of $0.03 or greater, as quoted by Bloomberg, LP (through its “Volume at Price” function).

Pursuant to this letter, the Investor hereby advises you that:

●	The Officer’s Certificates issued to the Investor by the Company in connection with the First Convertible Debenture and the Second Convertible Debenture are sufficient for purposes of the Investor investing in the Third Convertible Debenture;

●	The Investor waives the condition precedent that the Company’s Common Stock shall be authorized for quotation or trading on the Primary Market (as defined in the Securities Purchase Agreement) for purposes of the Investor investing in the Third Convertible Debenture; and

●	The Investor waives the condition precedent that the shares of the Company’s Common Stock shall be trading at a price per share of $0.03 or greater, as quoted by Bloomberg, LP (through its “Volume at Price” function), for purposes of the Investor investing in the Third Convertible Debenture.

Except as expressly set forth above, all of the terms and conditions of the Transaction Documents and the Convertible Debentures shall continue in full force and effect, and shall not be in any way changed, modified, or superseded.

Please acknowledge your agreement to the foregoing by signing below where indicated.

Sincerely,

YA II PN, LTD.

By: Yorkville Advisors Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By:	/s/ David Gonzalez
Name:	David Gonzalez
Title:	Member

Acknowledged and Agreed on October 14 , 2020:

KONA GOLD SOLUTIONS, INC.

By:	/s/ Robert Clark
Name:	Robert Clark
Title:	Chief Executive Officer